Exhibit 99.1
Hawthorn Bancshares Announces First Quarter Earnings

Jefferson City, Mo. — May 15, 2015 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the first quarter ended March 31, 2015.

Net income for the current quarter was $2.1 million, or $0.41 per diluted share, compared to $2.0 million, or $0.38 per diluted share, for the linked quarter ended December 31, 2014 and $2.0 million, or $0.38 per diluted share, for the first quarter ended March 31, 2014.

The year-to-date annualized return on average common equity was 10.60% and the annualized return on average assets was 0.73% for the current quarter compared with 9.71% and 0.69%, respectively, for the prior linked quarter and 10.67% and 0.70%, respectively, for the prior year quarter.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn continues to report positive earnings performance with quarterly earnings per diluted share increasing $0.03 from the linked fourth quarter 2014 and the prior year quarter.  Loan demand further increased during the current quarter and quarterly average balances were $15.1 million, or 1.8%, ahead of last year’s first quarter.  The net interest margin remained strong at 3.71% for the current quarter, comparable to prior periods, while net interest income for the current quarter was equal to the linked quarter and exceeded the prior year quarter by $0.3 million, or 3.4%.  We have been able to maintain both our net interest margins and net interest income levels throughout the extended low interest rate environment. No loan loss provision was required for the current quarter, prior linked quarter or prior year quarter following continuing extensive evaluation of loan portfolio risk. Non-interest income of $2.0 million for the current quarter was slightly lower than the linked prior quarter and the prior year quarter primarily due to reduced residential real estate mortgage income. Non-interest expense of $8.7 million was $0.4 million, or 4.2%, below the linked prior quarter, primarily due to lower real estate foreclosure gains and expenses, and unchanged from the prior year quarter.”

Net Interest Income
Net interest income for the quarter ended March 31, 2015 of $10.0 million was unchanged from the linked quarter ended December 31, 2014 and $0.3 million ahead of the same quarter in 2014.  Average loans were relatively unchanged from the linked December 2014 quarter and $15.1 million, or 1.8%, ahead of the prior year quarter which contributed to the continued strong net interest margin for the current quarter of 3.71% versus 3.72% for the March 2014 quarter.

Non-Interest Income and Expense
Non-interest income for the three months ended March 31, 2014 was $2.0 million compared to $2.2 million for the December 2014 quarter and $2.1 million for the same period in 2014. The variances from the linked quarter and prior year quarter were mostly due to moderate decreases in combined real estate servicing income and mortgage loan sales.

Non-interest expense was $8.7 million for the quarter ended March 31, 2015 compared to $9.1 million for the linked December 2014 quarter and $8.7 million for the prior year quarter. The decrease from the linked quarter was primarily due to a $0.4 million decrease in real estate foreclosure gains and expense.  Compared to the prior year quarter, salaries and benefits were $0.3 million higher while real estate foreclosure gains and expense decreased $0.3 million due to lower losses recognized on foreclosed assets during the current year.

Allowance for Loan Losses
The Company’s level of non-performing loans was 3.38% of total loans at March 31, 2015, compared to 4.18% at December 31, 2014 and 4.29% at March 31, 2014.   During the quarter ended March 31, 2015, the Company recognized net recoveries of $0.7 million compared to $2.9 million of net charge offs for the fourth quarter of 2014 and $0.9 million of net charge-offs for the first quarter of 2014.  Included in the net recoveries for the current quarter was a $0.5 million recovery of one loan previously charged off.  The increase in charge offs during the fourth quarter 2014 included $2.7 million of charge offs related to six impaired loan relationships with specific reserves that management determined to be uncollectable.  The Company did not record a loan loss provision during the current quarter, the prior linked quarter or the prior year quarter. The allowance for loan losses at March 31, 2015 was $9.8 million, or 1.13% of outstanding loans and 33.48% of non-performing loans. At December 31, 2014, the allowance for loan losses was $9.1 million, or 1.06% of outstanding loans and 25.26% of non-performing loans. The increase in the allowance for loan losses coverage of non-performing loans was primarily due to a $6.4 million troubled debt restructure loan relationship that was moved to performing loans during the current quarter due to subsequent restructuring at market rates and terms followed by satisfactory payment performance. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2015.

Financial Condition
Comparing March 31, 2015 balances with December 31, 2014, total assets increased $27.8 million to $1.2 billion. The largest driver in asset growth was investment securities increasing $35.9 million followed by loans increasing $2.0 million to $863.2 million. Total deposits increased $23.6 million to $993.1 million primarily due to seasonal increases in public fund deposits. During the same period, stockholders’ equity increased to $83.0 million or 6.93% of total assets. The total risk based capital ratio of 15.49% and the leverage ratio of 9.24% at March 31, 2015, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000

	Three Months Ended
Statement of income information:	March 31, 2015	March 31, 2014	December 31, 2014
Total interest income	$11,198	$10,963	$11,214
Total interest expense	1,220	1,309	1,217
Net interest income	9,978	9,654	9,997
Provision for loan losses	0	0	0
Noninterest income	1,987	2,085	2,168
Noninterest expense	8,708	8,707	9,090
Pre-tax income	3,257	3,032	3,075
Income taxes	1,119	1,045	1,074
Net income	$2,138	$1,987	$2,001
Earnings Per Share:
Basic:	$0.41	$0.38	$0.38
Diluted:	$0.41	$0.38	$0.38

Key financial ratios:	March 31, 2015	March 31, 2014	December 31, 2014
Return on average assets (YTD)	0.73%	0.70%	0.66%
Return on average common equity (YTD)	10.60%	10.67%	9.69%

	March 31, 2015	March 31, 2014	December 31, 2014
Allowance for loan losses to total loans	1.13%	1.52%	1.06%
Nonperforming loans to total loans	3.38%	4.29%	4.18%
Nonperforming assets to loans and foreclosed assets	4.67%	5.85%	5.49%
Allowance for loan losses to nonperforming loans	33.48%	35.44%	25.26%
Allowance for loan losses to nonperforming loans - excluding performing TDRs	54.85%	51.36%	49.72%
Balance sheet information:
	March 31, 2015	March 31, 2014	December 31, 2014
Loans, net of allowance for loan losses	$853,406	$832,462	$852,114
Investment securities	239,594	215,702	203,720
Total assets	1,197,511	1,164,969	1,169,731
Deposits	993,111	987,736	969,514
Total stockholders’ equity	82,956	76,682	80,568
Book value per share	$15.85	$14.65	$15.39
Market price per share	$13.39	$12.72	$14.25

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:                     Bruce Phelps
                            Chief Financial Officer
    TEL: 573.761.6100   FAX: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.